Exhibit 99.1
October 30, 2017

Xerium Reports Q3 2017 Results

YOUNGSVILLE, N.C. -- (BUSINESS WIRE) -- Xerium Technologies, Inc. (NYSE:XRM):

Highlights

•	Q3 2017 net sales of $118.5 million compared to $119.2 million in Q3 2016 (See Table 1). Foreign currency resulted in a $1.6 million favorable impact.

•	Q3 2017 gross margin of 37.4%, a 60 basis point year-over-year improvement.

•	Q3 2017 income from operations of $16.0 million, up 44.5% compared to the prior-year period, primarily from lower restructuring costs and improved efficiency.

•	Q3 2017 net income of $1.1 million compared to a net loss of $(13.3) million in Q3 2016. The prior-year period included $11.7 million of debt extinguishment costs.

•
Q3 2017 adjusted EBITDA of $23.8 million, or 20.1% of net sales, compared to adjusted EBITDA of $23.3 million, or 19.5% of sales in Q3 2016 (See Tables 2 and 4 for a reconciliation of the most comparable GAAP number).

•	Full Year Adjusted EBITDA outlook increased to at least $97 million. Reiterated full year free cash flow in the low teens range (See "Non-GAAP Financial Measures" below.)

•	Order backlog at $166.0 million, up from $162.0 million at September 30, 2016 but down from $171 million at June 30, 2017.

Xerium Technologies, Inc. (NYSE:XRM), a leading, global provider of industrial consumable products and services, today reported third quarter 2017 financial results.

Mark Staton, Xerium's President and Chief Executive Officer, stated, “We are pleased to report continued improvement in 2017, and third quarter results that are in-line with our expectations. Our business has shown stabilization throughout 2017 as the success of new products designed to improve customer efficiency offset pressure in certain end markets.”

Staton continued, “With the Company in a more stable position, we are focused on execution and efficiency across our global production facilities to drive incremental EBITDA performance and free cash flow, and to utilize the cash generation of our business to aggressively reduce leverage.”

Q3 Financial Highlights:

Q3 2017 net sales were $118.5 million, compared to $119.2 million in the prior-year period, which included a $1.6 million favorable impact from currency (see Table 1). Modestly lower sales during the period were driven by a constant currency sales decrease of (6.2%) in roll covers and an increase of 0.9% in machine clothing. Lower sales during the period reflected an estimate of approximately $1 million of sales disruptions at North American customers from recent hurricanes affecting the Southeast and Texas, weaker roll cover sales in Europe, and competitive pricing pressure in certain regions. These headwinds were partially offset by a strong improvement in Latin America machine clothing demand.

Q3 2017 gross profit was $44.3 million, or 37.4% of net sales, compared to $43.8 million, or 36.8% of net sales, in Q3 2016. Machine clothing gross margin improved to 39.2% in Q3 2017 from 38.0% in Q3 2016. The increase in gross profit margin was primarily due to production efficiencies and favorable product mix, partially offset by competitive pricing pressure in certain regions. Rolls and service gross margin of 34.7% in Q3 2017 was modestly lower than Q3 2016 gross margin of 34.9%.

SG&A expenses (including Selling, G&A and R&D expenses) were $28.9 million, or 24.4% of net sales, in Q3 2017 versus $30.2 million, or 25.4% of net sales, in Q3 2016. Lower SG&A expenses were attributable to cost reduction initiatives and lower stock-based compensation.

Q3 2017 basic income per share was $0.07 versus Q3 2016 basic loss per share of $(0.83). Basic adjusted earnings per share (see Table 3 for a reconciliation of net income per share) were $0.09 in Q3 2017 compared to $0.05 in Q3 2016 as a result of Q3 2017 improved operations partially offset by higher interest in Q3 2017.

GAAP income from operations in the third quarter of 2017 was $16.0 million, or 13.5% of sales, up $4.9 million, or 44.5%, compared to Q3 2016. Q3 2017 adjusted EBITDA increased to $23.8 million, or 20.1% of net sales, compared to $23.3 million, or 19.5% of net sales in 2016. Adjusted EBITDA increased 2.3% on a constant currency basis (see Table 2). In addition to interest, taxes, depreciation and amortization, adjusted EBITDA excludes expenses related to the Company’s restructuring activities, plant start-up costs, stock-based compensation, unrealized foreign currency gains and losses and other expenses impacting comparability. For a full reconciliation, refer to Table 4.

Cash taxes were $3.5 million in Q3 2017, compared to $4.9 million in Q3 of 2016. Cash taxes are primarily impacted by income the Company earns in tax paying jurisdictions relative to income it earns in non tax-paying jurisdictions, primarily the United States.

Net cash used by operating activities was $(4.0) million and free cash flow was $(6.3) million (see Table 5 for a reconciliation) during the third quarter of 2017. Free cash flow is expected to improve substantially in the fourth quarter of 2017, as a result of working capital improvement, lower capital expenditures and cash restructuring costs, and the absence of a semi-annual interest payment.

Net debt was $527.9 million at the end of Q3 2017 compared to $511.7 million at the end of Q4 2016 due primarily to a full year of cash interest paid on our bonds and the timing of working capital expenditures, net of cash flows from operating income. The Company's net debt leverage ratio is 5.4x (see Table 6 for a reconciliation). The Company plans to utilize its free cash flow to pay down debt and de-lever over the remainder of its debt maturities.

Subsequent to quarter end the company implemented a cost out initiative which reduced headcount in North America and Europe by 46 people. Implementation cost of $1.6 million will be incurred through 2018 and annual savings form the program will be approximately $6 million per year, which is expected to largely offset inflation and keep the company’s cost structure flat to current levels in 2018.

2017 Outlook

In the fourth quarter of 2017, the Company currently expects some moderating influences to margin performance and volume as a result of fourth-quarter seasonal impacts. In its Q2 earnings release, the Company indicated that it expected its full year adjusted EBITDA to be at least in line with 2016 results of $95 million. Currently, the Company believes its full year adjusted EBITDA will be at least $97 million, assuming current market conditions.

Free cash flow for 2017 will be impacted by several discrete factors including CEO transition costs incurred during the year. As a result, the Company reiterates previously disclosed full year free cash flow outlook in the low teens range, with fourth quarter improvement over Q3 2017 results to be driven by lower interest, working capital reductions, reduced capital expenditures, and lower cash restructuring costs.

CONFERENCE CALL

The Company will host a conference call with analysts and investors today at 5:00 p.m. EST:

Date: October 30, 2017
Start Time: 5:00 p.m. Eastern Time
Domestic Dial-In: +1-844-818-4921
International Dial-In: +1-484-880-4582
Conference ID: 1540229
Webcast: www.xerium.com/investor-relations

To participate on the call, please dial in at least 10 minutes prior to the scheduled start. A live audio webcast and replay of the call may be found in the investor relations section of the Company's website at www.xerium.com. To follow along with the presentation that will accompany the Company's conference call, please join the webcast by going to www.xerium.com/investor-relations. Click on the webcast link appearing above our conference call details, then click on the link appearing below "Webcast Presentation" on the following page. You may also click here and you will be taken directly to the webcast registration page.

ABOUT XERIUM TECHNOLOGIES, INC.

Xerium Technologies, Inc. (NYSE:XRM) is a leading, global provider of industrial consumable products and services. Its products and services are consumed during machine operation by its customers. Xerium operates around the world under a variety of brand names, and utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 28 manufacturing facilities in 13 countries around the world, Xerium has approximately 2,900 employees.

Xerium Technologies, Inc.
Unaudited Condensed Consolidated Balance Sheets
(Dollars in thousands)

	September 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$ 9,881	$ 12,808
Accounts receivable, net	75,721	68,667
Inventories, net	79,302	70,822
Prepaid expenses	11,623	6,325
Other current assets	16,575	15,784
Total current assets	193,102	174,406
Property and equipment, net	288,293	284,101
Goodwill	62,966	56,783
Intangible assets	7,181	7,330
Non-current deferred tax asset	10,443	10,737
Other assets	8,087	8,556
Total assets	$ 570,072	$ 541,913

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Notes payable	$ 8,225	$ 7,328
Accounts payable	36,643	36,158
Accrued expenses	50,986	64,532
Current maturities of long-term debt	10,899	8,600
Total current liabilities	106,753	116,618
Long-term debt, net of current maturities	487,832	472,923
Liabilities under capital lease	16,831	19,236
Non-current deferred tax liability	9,794	7,157
Pension, other post-retirement and post-employment obligations	64,538	65,026
Other long-term liabilities	9,256	7,858
Stockholders' deficit
Preferred stock	—	—
Common stock	16	16
Paid-in capital	432,220	430,823
Accumulated deficit	(448,162)	(443,066)
Accumulated other comprehensive loss	(109,006)	(134,678)
Total stockholders' deficit	(124,932)	(146,905)
Total liabilities and stockholders' deficit	$ 570,072	$ 541,913

Xerium Technologies, Inc.
Unaudited Consolidated Statement of Operations and Comprehensive Income (Loss)
(Dollars in thousands, except per share data)
	Three Months Ended September 30,
	2017	2016
Net Sales	$ 118,451	$ 119,191
Costs and expenses:
Cost of products sold	74,114	75,385
Selling	15,664	15,816
General and administrative	11,606	12,644
Research and development	1,613	1,786
Restructuring	(540)	2,493
	102,457	108,124
Income from operations	15,994	11,067
Interest expense, net	(13,087)	(12,216)
Loss on extinguishment of debt	—	(11,736)
Foreign exchange gain (loss)	56	(429)
Income (loss) before provision for income taxes	2,963	(13,314)
Provision for income taxes	(1,814)	(25)
Net income (loss)	$ 1,149	$ (13,339)
Comprehensive income (loss)	$ 13,916	$ (10,988)
Net income (loss) per share:
Basic	$ 0.07	$ (0.83)
Diluted	$ 0.07	$ (0.83)
Shares used in computing net income (loss) per share:
Basic	16,343,151	16,063,140
Diluted	16,612,359	16,063,140

Xerium Technologies, Inc.
Unaudited Consolidated Statements of Cash Flows
(Dollars in thousands)

	Nine Months Ended
	September 30,
	2017	2016
Operating activities
Net loss	$ (5,096)	$ (12,673)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Stock-based compensation	2,249	2,123
Depreciation	23,630	24,206
Amortization of intangibles	810	573
Deferred financing cost amortization	2,722	2,234
Foreign exchange loss on revaluation of debt	1,064	43
Deferred taxes	5,362	(3,066)
Asset impairment	94	—
(Gain) loss on disposition of property and equipment	(127)	50
Loss on extinguishment of debt	32	11,736
Provision (benefit) for doubtful accounts	537	(74)
Change in assets and liabilities which (used) provided cash:
Accounts receivable	(3,474)	1,303
Inventories	(3,430)	5,400
Prepaid expenses	(5,127)	(613)
Other current assets	(694)	(1,573)
Accounts payable and accrued expenses	(16,782)	(9,197)
Deferred and other long-term liabilities	(2,815)	1,495
Net cash (used in) provided by operating activities	(1,045)	21,967

Investing activities
Capital expenditures	(11,205)	(9,614)
Proceeds from disposals of property and equipment	676	94
Acquisition costs	—	(16,225)
Net cash used in investing activities	(10,529)	(25,745)

Financing activities
Proceeds from borrowings	101,980	541,500
Net increase in notes payable	—	1,121
Principal payments on debt	(87,837)	(510,836)
Payment of financing fees	(378)	(22,807)
Payment of obligations under capital leases	(4,448)	(2,994)
Employee taxes paid on equity awards	(852)	(1,791)
Net cash provided by financing activities	8,465	4,193
Effect of exchange rate changes on cash flows	182	(1,874)
Net decrease in cash	(2,927)	(1,459)
Cash and cash equivalents at beginning of period	12,808	9,839
Cash and cash equivalents at end of period	9,881	8,380

NON-GAAP FINANCIAL MEASURES

This press release includes measures of performance that differ from the Company's financial results as reported under generally accepted accounting principles ("GAAP"). Management of the Company uses supplementary non-GAAP measures, including EBITDA, Free Cash Flow, Net Debt, Adjusted EBITDA and Adjusted EPS, internally to assist in evaluating its liquidity and financial and operational performance. Therefore, the Company believes these non-GAAP measures may also be useful to investors and financial analysts. EBITDA and Free Cash Flow are specifically used in evaluating the ability to service indebtedness and to fund ongoing capital expenditures. Net Debt presents a view of the overall change in leverage from quarter to quarter. Adjusted EBITDA and Adjusted EPS exclude certain items the Company does not believe to be indicative of on-going business trends in order to better analyze historical and future business trends on a consistent basis. EBITDA, Free Cash Flow, Net Debt, Adjusted EBITDA and Adjusted EPS should not be considered in isolation or as a substitute for net income (loss), net cash (used in) provided by operating activities, total debt or net income (loss) per share.

When we provide our expectations for adjusted EBITDA on a forward-looking basis, we exclude certain significant items. A reconciliation of differences between this non-GAAP expectation and the corresponding GAAP measure (expected net income (loss)) generally is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the significant items, such as taxes, that would be included in the GAAP measure of net income (loss). This item is uncertain and depends on various factors. The variability of the excluded item may have a significant, and potentially unpredictable, impact on our future GAAP results. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to the company’s future financial results. Our expectation of full year Free Cash Flow of low teens assumes operating cash flow of low to mid twenties and capital expenditures of low to mid teens.

For additional information regarding non-GAAP financial measures and a reconciliation of such measures to the most comparable financial measures under GAAP, please see the applicable tables within this press release. In addition, the information in this press release should be read in conjunction with the corresponding exhibits, financial statements and footnotes contained in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on March 1, 2017 and our presentation that will accompany our conference call.

NET SALES

Table 1 summarizes Q3 net sales and the effect of currency translation rates. The column “$ Change Excluding Currency” is calculated taking the difference between Q3 2017 net sales at Q3 2016 FX rates (in US dollars) less Q3 2016 reported net sales.

Table 1
	Net Sales For The Three Months Ended
	September 30,
	2017	2016	$ Change	% Change	$ Change Excluding Currency	% Change Excluding Currency
Roll Covers	$ 45,838	$ 48,158	$ (2,320)	(4.8%)	$ (2,991)	(6.2%)
Machine Clothing	72,613	71,033	1,580	2.2%	609	0.9%
Total	$ 118,451	$ 119,191	$ (740)	(0.6%)	$ (2,382)	(2.0%)

ADJUSTED EBITDA

Table 2 summarizes Q3 adjusted EBITDA and the effect of currency translation rates. The column “$ Change Excluding Currency” is calculated taking the difference between Q3 2017 adjusted EBITDA at Q3 2016 FX rates (in US dollars) less Q3 2016 reported adjusted EBITDA.

Table 2
	Adjusted EBITDA For the Three Months Ended
	September 30,
	2017	2016	$ Change	% Change	$ Change Excluding Currency	% Change Excluding Currency
Roll Covers	$ 8,976	$ 8,826	$ 150	1.7%	$ (98)	(1.1%)
Machine Clothing	17,852	17,499	353	2.0%	616	3.5%
Corporate	(3,062)	(3,042)	(20)	0.7%	15	(0.5%)
Total	$ 23,766	$ 23,283	$ 483	2.1%	$ 533	2.3%

BASIC ADJUSTED EARNINGS PER SHARE

Table 3 represents a reconciliation of basic net income (loss) per share to basic adjusted earnings per share for the three months ended September 30, 2017 and 2016:

Table 3
	Three Months Ended
	September 30,
	2017	2016
Basic net income (loss) per share	$0.07	$(0.83)
Adjustments:
Debt extinguishment	—	0.73
Restructuring expense	(0.05)	0.14
Valuation allowance and cumulative tax adjustments	0.09	(0.06)
Plant start-up costs	—	0.04
Unrealized foreign exchange (gain) loss	(0.02)	0.02
Other non-recurring expenses	—	0.01
Basic adjusted earnings per share	$0.09	$0.05

EBITDA AND ADJUSTED EBITDA

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation (including non-cash impairment charges) and amortization.
"Adjusted EBITDA" means, with respect to any period, the total of (A) the consolidated net income for such period, plus (B) without duplication, to the extent that any of the following were deducted in computing such consolidated net income (loss) for such period: (i) provision for taxes based on income or profits, including, without limitation, federal, state, provincial, franchise and similar taxes, including any penalties and interest relating to any tax examinations, (ii) consolidated interest expense, (iii) consolidated depreciation and amortization expense, (iv) reserves for inventory in connection with plant closures, (v) consolidated operational restructuring costs, (vi) noncash charges resulting from the application of purchase accounting, including push-down accounting, (vii) non-cash expenses resulting from the granting of common stock, stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to common stock, and cash expenses for compensation mandatorily applied to purchase common stock, (viii) non-cash items relating to a change in or adoption of accounting policies, (ix) non-cash expenses relating to pension or benefit arrangements, (x) expenses incurred as a result of the repurchase, redemption or retention of common stock earned under equity compensation programs solely in order to make withholding tax payments, (xi) amortization or write-offs of deferred financing costs, (xii) any non-cash losses resulting from mark to market hedging obligations (to the extent the cash impact resulting from such loss has not been realized in such period), (xiii) unrealized foreign currency losses and (xiv) other non-cash losses or charges (excluding, however, any non-cash loss or charge which represents an accrual of, or a reserve for, a cash disbursement in a future period), minus (C) without duplication, to the extent any of the following were included in computing consolidated net income (loss) for such period, (i) unrealized foreign currency gains and (ii) non-cash gains with respect to the items described in clauses (vi), (vii), (ix), (xi), (xii) and xiv (other than, in the case of clause (xiv), any such gain to the extent that it represents a reversal of an accrual of, or reserve for, a cash disbursement in a future period) of clause (B) above and (iii) provisions for tax benefits based on income or profits. Notwithstanding the foregoing, Adjusted EBITDA, as defined and calculated below, may not be comparable to similarly titled measurements used by other companies.

Consolidated net income (loss) is defined as net income (loss) determined on a consolidated basis in accordance with GAAP; provided, however, that the following, without duplication, shall be excluded in determining consolidated net income (loss): (i) any net after-tax extraordinary or non-recurring gains, losses or expenses (less all fees and expenses relating thereto), (ii) the cumulative effect of changes in accounting principles, (iii) any fees and expenses incurred during such period in connection with the issuance or repayment of indebtedness, any refinancing transaction or amendment or modification of any debt instrument, in each case and (iv) any cancellation of indebtedness income. Table 4 provides a reconciliation from net income (loss), which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA.

Adjusted EBITDA Definition Modification

During the 4th quarter of 2016, the Company modified its definition of Adjusted EBITDA to exclude unrealized foreign exchange gains and losses from this non-GAAP measure. This change enhances investor insight into the Company’s operational performance. In previous filings, Q3 2016 Adjusted EBITDA was stated at $22.9 million based on the definition previously used.

Table 4
	Three Months Ended September 30,		Trailing Twelve Months Ended September 30, 2017	Twelve Months Ended December 31, 2016
	2017	2016
Net income (loss)	1,149	(13,339)	(14,041)	(21,618)
Stock-based compensation	203	697	1,551	2,612
CEO transition stock-based compensation	—	—	1,187	—
Depreciation	7,968	8,125	31,539	32,115
Amortization of intangibles	264	269	1,078	841
Deferred financing cost amortization	911	692	3,551	3,063
Foreign exchange loss (gain) on revaluation of debt	530	(109)	(2,246)	(3,267)
Deferred tax expense	5,050	(2,269)	8,647	219
Asset impairment	39	—	94	—
(Gain) loss on disposition of property and equipment	(42)	(29)	(127)	50
Loss on extinguishment of debt	—	11,736	234	11,938
Net change in operating assets and liabilities	(20,116)	(938)	(17,970)	10,556
Net cash (used in) provided by operating activities	(4,044)	4,835	13,497	36,509
Interest expense, excluding amortization	12,176	11,524	49,020	43,092
Net change in operating assets and liabilities	20,116	938	17,970	(10,556)
Current portion of income tax (benefit) expense	(3,236)	2,294	4,399	9,063
Stock-based compensation	(203)	(697)	(1,551)	(2,612)
CEO transition stock-based compensation	—	—	(1,187)	—
Asset impairment	(39)	—	(94)	—
Foreign exchange (loss) gain on revaluation of debt	(530)	109	2,246	3,267
Gain (loss) on disposition of property and equipment	42	29	127	(50)
Loss on extinguishment of debt	—	(11,736)	(234)	(11,938)
EBITDA	24,282	7,296	84,193	66,775
Loss on extinguishment of debt	—	11,736	234	11,938
Stock-based compensation	203	697	1,551	2,612
CEO transition expenses	15	—	3,054	—
Operational restructuring expenses	(540)	2,493	5,757	10,362
Other non-recurring expenses	33	85	511	1,116
Plant startup costs	37	573	1,001	2,176
Unrealized foreign exchange (gain) loss	(264)	403	1,616	313
Adjusted EBITDA	23,766	23,283	97,917	95,292

FREE CASH FLOW

Table 5 summarizes free cash flow which is defined as net cash (used in) provided by operating activities less capital expenditures plus proceeds from disposals of property and equipment.

Table 5
	Three Months Ended September 30,
	2017	2016
Net cash (used in) provided by operating activities	(4,044)	4,835
Capital expenditures	(2,688)	(3,665)
Proceeds from disposals of property and equipment	386	—
Free Cash flow	(6,346)	1,170

NET DEBT

Table 6 summarizes net debt which is defined as GAAP total debt less cash and deferred financing fees and net debt leverage which is defined as net debt divided by trailing twelve month Adjusted EBITDA.

Table 6
	September 30, 2017	December 31, 2016
Total debt (including capital leases)	$ 523,787	$ 508,087
less cash	(9,881)	(12,808)
less deferred financing fees	14,031	16,436
Net debt	$ 527,937	$ 511,715
Trailing twelve month adjusted EBITDA	$ 97,917	$ 95,292
Net debt leverage	5.4	5.4

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. The words "will", "believe," "estimate," "expect," "intend," "anticipate," "goals," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding our full year EBITDA and adjusted EBITDA performance, anticipated sales performance, capital expenditures, cost savings measures, future efforts to improve overall performance and free cash flow. Forward-looking statements are not guarantees of future performance, and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by us, as well as from risks and uncertainties beyond our control. These risks and uncertainties include the following items: (1) we may not realize the EBITDA and adjusted EBITDA performance we are projecting; (2) our expected sales performance and our backlog of sales may not be fully realized; (3) our cost reduction efforts, including our restructuring activities, may not have the positive impacts we anticipate; (4) our plans to develop and market new products, enhance operational efficiencies and reduce costs may not be successful; (5) market improvement in our industry may occur more slowly than we anticipate, may stall or may not occur at all; (6) variations in demand for our products, including our new products, could negatively affect our revenues and profitability; (7) our manufacturing facilities may be required to quickly increase or decrease production, which could negatively affect our production facilities, customer order lead time, product quality, labor relations or gross margin; and (8) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2016 filed on March 1, 2017 and our other SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to current economic conditions, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

Source: Xerium Technologies Inc.
Xerium Technologies, Inc.
Cliff Pietrafitta, 919-526-1403
Chief Financial Officer